FOR IMMEDIATE RELEASE

The Oncology Institute Reports Second Quarter 2022 Financial Results and Reaffirms Full Year 2022 Guidance

CERRITOS, Calif., August 9, 2022 -- The Oncology Institute, Inc. (NASDAQ: TOI), one of the largest value-based community oncology groups in the United States, today reported financial results for its second quarter ended June 30, 2022.

Recent Operational Highlights

•Completed a $110 million strategic investment from Deerfield Management Company, L.P. through secured senior convertible notes on August 9, 2022
•Increased our market count to 13 as of the end of Q2 2022, including an acquisition of a significant practice in Fresno, California and opening a de novo clinic in Austin, Texas
•Hired nine new clinicians, ending the second quarter of 2022 with 93 clinicians, representing a 33% growth compared to Q2 2021

Second Quarter 2022 Financial Highlights

•Consolidated revenue of $61 million, up 22.2% from $50 million for the prior year quarter
•Gross profit of $11 million, an increase of 2.3% compared to the prior year quarter
•Net loss of $5 million compared to net income of $3 million for the prior year quarter
•Basic and diluted earnings per share of $(0.06) per share compared to $0.05 per share for the prior year quarter
•Adjusted EBITDA of $(7) million compared to $0.3 million for the prior year quarter
•Cash and cash equivalents of $64 million as of June 30, 2022

Management Commentary

Brad Hively, CEO of TOI commented, “We had a strong second quarter, driven by continued growth in our legacy markets as well as expansion into new markets. In the second quarter of 2022, we increased our revenue 22.2% over the prior year, and 10.4% sequentially compared to Q1 2022. We continue to see significant interest from providers to join TOI’s value-based oncology care model which reinforces our confidence in our growth trajectory. In May, we successfully completed the acquisition of Women's Cancer Care which expanded our footprint north into Fresno, California. We also expanded into our 13th market with a de novo clinic in Austin, Texas."

"I am also excited to announce that we completed a $110 million strategic investment from Deerfield Management Company, L.P. through secured senior convertible notes. The convertible notes bear interest at 4% per annum and mature on August 9, 2027 and are convertible into shares of the Company’s common stock. The notes have an initial conversion price of $8.567 representing an approximate premium of 30% over the closing price of TOI’s Common Stock on August 8, 2022. This investment will provide TOI with sufficient growth capital to continue our expansion into new markets with our differentiated value-based approach to oncology. This represents a significant milestone in our journey to disrupt the more than $200 billion U.S. oncology market, and we remain highly optimistic about our future."

Reaffirming 2022 Outlook

Our outlook for 2022 remains unchanged.

2022 Guidance
Revenue	$270 to $310 million, representing approximately 33% to 53% growth over 2021 revenue
Gross Profit	$50 to $60 million
Adjusted EBITDA(1)	$(20) to $(25) million
Value-based lives(2)	1.75 million to 2.0 million lives, representing approximately 9% to 25% growth over year-end 2021 lives

(1)    Adjusted EBITDA is a non-GAAP metric. See "Financial Information: Non-GAAP Financial Measures" below. TOI is not reasonably able to provide a reconciliation to net (loss) income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which cannot be done without unreasonable efforts, including uncertainties regarding taxes, share-based compensation and other non-cash items. TOI expects interest expense in the range of $0.5 million and $1 million, other adjustment add backs in the range of $4 million and $6 million and depreciation and amortization in the range of $4 million and $6 million. TOI is not adding back new clinic startup or acquisition cost for this non-GAAP metric. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The Company's fiscal 2022 adjusted EBITDA guidance is merely an outlook and is not a guarantee of future performance. Stockholders should not rely or place an undue reliance on such forward-looking statements. See "Forward-Looking Statements" below for additional information.

(2)     Represents lives under capitation and gain sharing contracts.

Our achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in our filings with the SEC. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of our acquisitions, dispositions or financings during 2022. Our outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Second Quarter 2022 Results

Consolidated revenue for Q2 2022 was $61 million, a 22.2% increase compared to Q2 2021, and a 10.4% increase compared to Q1 2022.

Revenue for the Patient Services segment was $39 million, up 31.3% compared to Q2 2021. Growth in Patient Services was driven by an increase in capitated contracts entered into in the latter half of 2021 as well as growth in FFS revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue growth lagged the growth in Patient Services largely due to the Medical Rx transition. Despite the Medical Rx transition, dispensary revenue increased 13.7% compared to Q2 2021 due to an increase in the average revenue per script fill. Clinical Trials & Other revenue decreased by 30.0% from the prior year quarter due to a decline in miscellaneous contract revenue.

Gross profit in Q2 2022 was $11 million, an increase of 2.3% compared to Q2 2021. The increase was driven by improved cost management of our oral and IV drugs and enhanced rebate opportunities.

SG&A expenses in Q2 2022 were $28 million or 46.5% of revenue, compared with $11 million, or 22.5% of revenue, in the same quarter last year. During Q2 2022, share-based compensation expense was $7 million and SG&A related to transaction costs was $750 thousand. The remainder of the SG&A growth was due to headcount and other costs associated with operating as a public company and to support revenue growth.

Net loss for Q2 2022 was $5 million, decreasing $9 million over the same quarter last year primarily due to increased operating expenses, offset by the change in fair value of the warrant and earnout liabilities. Adjusted EBITDA was $(7) million, a decrease of $7 million compared to Q2 2021, primarily as a result of our growth in SG&A as we prepare for expansion into new markets, as well as SG&A expenses necessary for TOI to operate as a public company.

Year to Date 2022 Results

Consolidated revenue for 2022 was $116 million, a 17.9% increase over the prior year.

Revenue for the Patient Services segment was $74 million, up 24.8% compared to 2021. Growth in Patient Services was driven by an increase in capitated contracts entered into in the latter half of 2021 as well as growth in FFS revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue growth lagged the growth in Patient Services largely due to the Medical Rx transition. Despite the Medical Rx transition, dispensary revenue increased 9.9% compared to 2021 due to an increase in the average revenue per script fill. Clinical Trials & Other revenue decreased by 16.5% from the prior year due to a decline in miscellaneous contract revenue.

Gross profit in 2022 was $23 million, an increase of 11.2% compared to 2021. The increase was driven by improved cost management of our oral and IV drugs and enhanced rebate opportunities.

SG&A expenses in 2022 were $58 million or 50.1% of revenue, compared with $22 million, or 22.7% of revenue, in 2021. During 2022, share-based compensation expense was $15 million and SG&A related to transaction costs was $2 million. The remainder of the SG&A growth was due to headcount and other costs associated with operating as a public company and to support revenue growth.

Net income for 2022 was $14 million, increasing $12 million year over year primarily due to the increase in gross profit and the change in the fair value of the warrant and earnout liabilities, offset by increased operating expenses. Adjusted EBITDA was $(12) million, a decrease of $12 million compared to 2021, primarily as a result of our growth in SG&A as we prepare for expansion into new markets, as well as SG&A expenses necessary for TOI to operate as a public company.

Webcast and Conference Call

TOI will host a conference call on Tuesday, August 9, 2022 at 5:00 p.m. (Eastern Time) to discuss second quarter results and management’s outlook for future financial and operational performance.

The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13731004. The replay will be available until August 16, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.

About The Oncology Institute, Inc.

Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.7 million patients including clinical trials, stem cell transplants, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 90+ employed clinicians and more than 700 teammates in over 50 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2022 outlook discuss herein, the outcome of judicial and administrative proceedings to which TOI may become a party or governmental investigations to which TOI may become subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on the TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2021. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s, plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational performance and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.

TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based comp and other adjustments to add-back the following: board fees, consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temp labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation
	Three Months Ended June 30,		Change
(dollars in thousands)	2022	2021	$	%
Net income (loss)	$(5,453)	$3,205	$(8,658)	(270.1)%
Depreciation and amortization	1,098	794	304	38.3%
Interest expense	61	81	(20)	(24.7)%
Income tax expense	(32)	780	(812)	(104.1)%
Board and management fees	62	102	(40)	(39.2)%
Non-cash addbacks(1)	108	(5,728)	5,836	(101.9)%
Share-based compensation	6,515	51	6,464	12,674.5%
Change in fair value of liabilities	(12,865)	—	(12,865)	N/A
Practice acquisition-related costs(2)	111	107	4	3.7%
Consulting and legal fees(3)	1,144	543	601	110.7%
Other, net(4)	1,634	408	1,226	300.5%
Public company transaction costs	750	—	750	N/A
Adjusted EBITDA	$(6,867)	$343	$(7,210)	(2,102.0)%

(1)    During the three months ended June 30, 2022, non-cash addbacks were primarily comprised of reversals of bad debt recoveries of $105 and non-cash rent of $3. During the three months ended June 30, 2021, non-cash addbacks were primarily comprised of gain on debt extinguishment of $5,186 and bad debt recoveries of $722.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the three months ended June 30, 2022 and 2021, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(4)    Other, net is comprised of severance expenses resulting from cost rationalization programs of $67 and $0, as well as temporary labor of $329 and $292, recruiting expenses to build out corporate infrastructure of $1,207 and $116 and other miscellaneous charges of $31 and $0 during the three months ended June 30, 2022 and 2021, respectively.

Adjusted EBITDA Reconciliation
	Six Months Ended June 30,		Change
(dollars in thousands)	2022	2021	$	%
Net income (loss)	$13,833	$2,209	$11,624	526.2%
Depreciation and amortization	2,085	1,571	514	32.7%
Interest expense	135	182	(47)	(25.8)%
Income tax expense	148	998	(850)	(85.2)%
Board and management fees	107	208	(101)	(48.6)%
Non-cash addbacks(1)	305	(5,741)	6,046	(105.3)%
Share-based compensation	15,067	93	14,974	16,101.1%
Change in fair value of liabilities	(50,844)	—	(50,844)	N/A
Practice acquisition-related costs(2)	533	197	336	170.6%
Consulting and legal fees(3)	1,799	930	869	93.4%
Other, net(4)	2,587	(235)	2,822	(1,200.9)%
Public company transaction costs	2,194	—	2,194	N/A
Adjusted EBITDA	$(12,051)	$412	$(12,463)	(3,025.0)%

(1)    During the six months ended June 30, 2022, non-cash addbacks were primarily comprised of net bad debt write-offs of $259, non-cash rent of $32 and other miscellaneous charges of $14. During the six months ended June 30, 2021, non-cash addbacks were primarily comprised of gain on debt extinguishment of $5,186 and bad debt recoveries of $722.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the six months ended June 30, 2022 and 2021, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(4)    Other, net is comprised of severance expenses resulting from cost rationalization programs of $85 and $0, as well as temporary labor of $814 and $516, recruiting expenses to build out corporate infrastructure of $1,631 and $272, and other miscellaneous expense of $57 and $0 during the six months ended June 30, 2022 and 2021, respectively. During the six months ended June 30, 2022 and 2021 such expenses were partially offset by $0 and $1,023, respectively, of stimulus funds received under the CARES Act.

	Key Business Metrics
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Clinics (1)	69	58	69	58
Markets	13	9	13	9
Lives under value-based contracts (millions)	1.7	1.5	1.7	1.5
Adjusted EBITDA (in thousands)	$(6,867)	$343	$(12,051)	$412
(1)    Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Condensed Consolidated Balance Sheets
(in thousands except share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash (includes restricted cash of $0 and $875 as of June 30, 2022 and December 31, 2021)	$64,208	$115,174
Accounts receivable	28,947	20,007
Other receivables	422	1,237
Inventories, net	8,580	6,438
Prepaid expenses	10,048	11,200
Total current assets	112,205	154,056
Property and equipment, net	6,014	4,192
Operating right of use assets	17,255	—
Intangible assets, net	19,383	18,245
Goodwill	34,476	26,626
Other assets	407	320
Total assets	$189,740	$203,439
Liabilities and stockholders’ equity
Current liabilities:
Current portion of operating lease liabilities	$4,486	$—
Current portion of long-term debt	—	183
Accounts payable	13,900	15,559
Income taxes payable	132	132
Accrued expenses and other current liabilities	17,610	13,924
Total current liabilities	36,128	29,798
Operating lease liabilities	14,614	—
Derivative warrant liabilities	1,589	2,193
Derivative earnout liabilities	9,778	60,018
Other non-current liabilities	3,146	6,900
Deferred income taxes liability	502	371
Total liabilities	65,757	99,280
Commitments and contingencies (Note 15)	—	—
Stockholders’ equity:
TOI Common shares, $0.0001 par value, authorized 500,000,000 shares; 71,980,872 and 73,249,042 shares issued and outstanding at June 30, 2022 and December 31, 2021	7	7
TOI Convertible Series A Common Equivalent Preferred Shares, $0.0001 par value, authorized 10,000,000 shares; 166,640 shares and 163,510 issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	173,377	167,386
Accumulated deficit	(49,401)	(63,234)
Total stockholders’ equity	123,983	104,159
Total liabilities, cumulative preferred shares and stockholders’ equity	$189,740	$203,439

Condensed Consolidated Statements of Income (Operations) (Unaudited)
(in thousands except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Patient services	$39,109	$29,786	$74,166	$59,408
Dispensary	20,218	17,782	38,897	35,400
Clinical trials & other	1,594	2,276	3,019	3,616
Total operating revenue	60,921	49,844	116,082	98,424
Operating expenses
Direct costs – patient services	32,875	23,574	60,253	46,660
Direct costs – dispensary	16,754	15,237	32,078	30,360
Direct costs – clinical trials & other	150	143	287	312
Selling, general and administrative expense	28,348	11,212	58,154	22,390
Depreciation and amortization	1,098	794	2,085	1,571
Total operating expenses	79,225	50,960	152,857	101,293
Loss from operations	(18,304)	(1,116)	(36,775)	(2,869)
Other non-operating expense (income)
Interest expense	61	81	135	182
Change in fair value of derivative warrant liabilities	(2,065)	—	(604)	—
Change in fair value of earnout liabilities	(10,800)	—	(50,240)	—
Gain on debt extinguishment	—	(5,186)	(183)	(5,186)
Other, net	(15)	4	136	(1,072)
Total other non-operating income	(12,819)	(5,101)	(50,756)	(6,076)
Income before provision for income (loss) taxes	(5,485)	3,985	13,981	3,207
Income tax benefit (expense)	32	(780)	(148)	(998)
Net income (loss)	$(5,453)	$3,205	$13,833	$2,209
Net income (loss) per share attributable to common stockholders:
Basic	$(0.06)	$0.05	$0.15	$0.03
Diluted	$(0.06)	$0.05	$0.15	$0.03
Weighted-average number of shares outstanding:
Basic	72,996,836	66,021,829	73,123,895	64,446,377
Diluted	72,996,836	66,021,829	76,106,201	64,446,377

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$(5,453)	$3,205	$13,833	$2,209
Adjustments to reconcile net income (loss) to cash and restricted cash used in operating activities:
Depreciation and amortization	1,098	794	2,085	1,571
Amortization of debt issuance costs	—	17	—	35
Share-based compensation	6,514	51	15,067	93
Decrease in fair value of liability classified warrants	(2,065)	—	(604)	—
Decrease in fair value of liability classified earnouts	(10,800)	—	(50,240)	—
Deferred taxes	(49)	—	131	221
Gain on debt extinguishment	—	(5,186)	(183)	(5,186)
Bad debt expense	105	(722)	259	(722)
Loss on disposal of property and equipment	—	—	14	—
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(4,540)	(1,244)	(9,200)	(1,794)
Inventories	(401)	(282)	(1,733)	(272)
Other receivables	857	(370)	815	(390)
Prepaid expenses	696	193	1,152	249
Other current assets	—	(5,732)	—	(6,085)
Operating lease right-of-use assets	1,249	—	2,191	—
Other assets	(75)	(23)	(86)	(60)
Accrued expenses and other current liabilities	2,036	1,129	2,562	1,487
Income taxes payable	—	532	—	634
Accounts payable	1,305	477	(1,658)	951
Current and long-term operating lease liabilities	(858)	—	(1,767)	—
Other non-current liabilities	2	31	2	393
Net cash and restricted cash used in operating activities	(10,379)	(7,130)	(27,360)	(6,666)
Cash flows from investing activities:
Purchases of property and equipment	(1,342)	(407)	(2,344)	(1,026)
Purchases of intangible asset in practice acquisitions	—	(200)	—	(200)
Cash paid for practice acquisitions, net	(8,920)	—	(8,920)	(827)
Net cash and restricted cash used in investing activities	(10,262)	(607)	(11,264)	(2,053)
Cash flows from financing activities:
Repayment of line of credit	—	(2,500)	—	—
Payments made for financing of insurance payments	(1,246)	—	(2,481)	—
Payment of deferred consideration liability for acquisition	(350)	—	(759)	—
Principal payments on long-term debt	—	(2,000)	—	(2,094)
Principal payments on financing leases	(13)	(6)	(26)	(16)
Deferred offering costs	—	—	—	—
Common stock repurchase	(9,000)	—	(9,000)	—
Common stock issuance	337	—	337	—
Taxes for common shares net settled	(413)	—	(413)	—
Issuance of Legacy TOI preferred stock	—	—	—	20,000
Net cash and restricted cash (used in) provided by financing activities	(10,685)	(4,506)	(12,342)	17,890
Net (decrease) increase in cash and restricted cash	(31,326)	(12,243)	(50,966)	9,171
Cash and restricted cash at beginning of period	95,534	27,412	115,174	5,998
Cash and restricted cash at end of period	$64,208	$15,169	$64,208	$15,169

Contacts

Media
The Oncology Institute, Inc.
Julie Korinke
juliekorinke@theoncologyinstitute.com
(562) 735-3226 x 88806

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542

Investors
Solebury Trout
investors@theoncologyinstitute.com